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                                                                Exhibit     11.1

                                VISIO CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)

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
                                                                 THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                       JUNE 30,              JUNE 30,
                                                                 ------------------    ------------------
                                                                   1996       1995       1996       1995
                                                                 -------    -------    -------    -------
                                                                 (IN THOUSANDS EXCEPT NET INCOME PER SHARE)
Weighted average common shares outstanding                        13,487      5,528     12,043      5,321
Net effect of dilutive stock options calculated using the
   treasury stock method and the average stock price               1,337      1,064      1,380        738
Net effect of dilutive stock warrants calculated using the
   treasury stock method and the average stock price                 120         11        156          3
Weighted average common shares giving effect to the
   conversion of convertible and redeemable preferred stock
   into common stock                                                 n/a      5,069        868      5,010
Net effect of preferred stock issued, stock options exercised and stock options granted during the 12 months prior to
   the Company's filing of it's initial public offering,
   calculated using the treasury stock method at the offering price of $16.00 per share
   Preferred stock issued                                            n/a         79        n/a        114
   Stock options exercised                                           n/a          4        n/a        110
   Stock options granted                                             n/a        296        n/a        417
                                                                 -------    -------    -------    -------
            Total                                                 14,944     12,051     14,447     11,713
                                                                 =======    =======    =======    =======
Net Income                                                       $ 2,845    $   696    $ 7,245    $ 1,398
                                                                 =======    =======    =======    =======
Net income per share                                             $  0.19    $  0.06    $  0.50    $  0.12
                                                                 =======    =======    =======    =======
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